Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Representations and Warranties" and "Financial Highlights" in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of Voya Partners Inc.

We consent to the incorporation by reference of our report dated February 28, 2024, with respect to the financial statements and financial highlights of Voya Strategic Allocation Moderate Portfolio (one of the funds constituting Voya Strategic Allocation Portfolios, Inc.) and Voya Solution Balanced Portfolio (one of the funds constituting Voya Partners Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2024